Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 138548) and related Prospectus of Sprint Nextel Corporation for the registration of common stock, preferred stock, preferred stock represented by depositary shares, debt securities, warrants, purchase contracts and units and to the incorporation by reference therein of our report dated February 3, 2004 (except for Note 3, as to which the date is April 23, 2004, Note 23, as to which the date is November 2, 2004 and Note 25, as to which the date is September 14, 2006), with respect to the consolidated financial statements and schedule of Sprint Nextel Corporation (formerly Sprint Corporation) for the year ended December 31, 2003, included in its Current Report on Form 8-K dated September 18, 2006 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Kansas City, Missouri

November 8, 2006